Exhibit 99.1
OFFER DOCUMENT
Mandatory offer to acquire
all issued and outstanding shares in
DeepOcean ASA
which are not already owned by
Trico Shipping AS
an indirect wholly owned subsidiary of Trico Marine Services, Inc.
Offer Price:
NOK 32 per Share in cash reduced by any declared dividend
Offer Period:
From and including 30 May 2008 to and including 16.30 CET on 30 June 2008
Receiving Agent:
Carnegie ASA
Financial advisor:
Lazard Frères & Co. LLC
Lazard AB
30 May 2008

IMPORTANT INFORMATION
General
This Offer Document has been prepared in connection with a mandatory offer submitted by Trico Shipping in order to document the terms of its mandatory offer pursuant to the Norwegian Securities Trading Act section 6-1.
The Offer and this Offer Document have been prepared to comply with the provisions relating to public mandatory offers on shares set out in the Norwegian Securities Trading Act 2007. The Offer and the Offer Document has been approved by Oslo Børs in accordance with the Norwegian Securities Trading Act. No other regulatory body has reviewed the Offer Document.
Shareholders of DeepOcean must rely upon their own examination of the Offer and should study this Offer Document carefully and, if necessary, seek independent advice concerning the Offer and all that is described in this Offer Document.
With the exception of the Offeror and persons authorized by the Offeror, no person is entitled or authorized to provide any information or make any representations in connection with the Offer. If such information or representation is provided or made by any other party than the Offeror or persons authorized by the Offeror, such information or representation, as the case may be, should not be relied upon as having been provided or made by or on behalf of the Offeror.
THIS OFFER DOCUMENT AND THE RELATED ACCEPTANCE FORM CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO ACCEPTING THE OFFER.
This Offer Document is governed by Norwegian law.
Lazard is acting as financial advisor for Trico Shipping and Trico, and no one else in connection with the Offer. In particular, Lazard is not providing any advice or assistance to DeepOcean or the DeepOcean Shareholders.
Copies of this Offer Document will be distributed to the shareholders of DeepOcean registered in the shareholders register in the VPS as of 29 May 2008, except for DeepOcean Shareholders in jurisdictions where this Offer Document may not be lawfully distributed, and are available free of charge at the office of the Receiving Agent:
Carnegie ASA
Stranden 1, Aker Brygge
P.O Box 684 Sentrum
NO - 0106 Oslo
Norway
Telephone: +47 22 00 93 00
Fax: +47 22 00 99 60
www.carnegie.no
Carnegie is acting as the Receiving Agent for the Offer on behalf of Trico Shipping. In its capacity as Receiving Agent, Carnegie is acting for no other party in connection with the Offer and will not be responsible to any person other than Trico Shipping, nor for providing advice in relation to the Offer. Carnegie has acted as financial advisor to DeepOcean prior to and in connection with this Offer, please see the statement from Carnegie included in section “Statements”.
This Offer Document has been prepared in the English language only.

Restrictions
This Offer Document has been approved by Oslo Børs in accordance with the Norwegian Security Trading Act. No other regulatory body has approved or reviewed this Offer Document, and the Offer Document has not been filed with any regulatory body other than Oslo Børs.
The presentation of the Offer to shareholders in DeepOcean resident in countries other than Norway may be affected by the laws of other relevant jurisdictions and the Offer shall not be deemed to be an offer in any jurisdiction in which, or to any DeepOcean Shareholder to whom, it is unlawful to make such offer under the laws of any relevant jurisdiction. None of the Offeror, Carnegie or Lazard accepts or assumes any responsibility or liability for any violation by any person whomsoever of any such restriction.
All DeepOcean Shareholders wishing to accept the Offer must satisfy themselves as to the due observance of the laws in the jurisdictions relevant to them, including the receipt of any necessary governmental consent or the payment of any taxes due.
DeepOcean does not have securities registered under Section 12 of the U.S. Securities Exchange Act of 1934 (the “U.S. Exchange Act”) and U.S. shareholders hold not more than 10 percent of the DeepOcean Shares. As a result, the Offer is not subject to Sections 14(d)(1) through 14(d)(7) of the U.S. Exchange Act, Regulation 14D and Schedules TO and 14D-9 thereunder, and Rules 14e-1 and 14e-2 of Regulation 14E under the U.S. Exchange Act. The Offer is made in accordance with Norwegian disclosure and tender offer rules and regulations. DeepOcean Shareholders resident in the United States should be aware that such requirements might be quite different from those of the United States applicable to tender offers under the Exchange Act and the rules and regulations promulgated thereunder.
As described elsewhere in this Offer Document, the Offeror has purchased DeepOcean Shares otherwise than in the Offer. In addition, Trico may purchase additional DeepOcean Shares outside the Offer. Such purchases will, to the extent required by applicable law, be disclosed in announcements to Oslo Børs and/or press releases.
Neither the U.S. Securities and Exchange Commission nor any securities commission of any state of the United States has (a) approved or disapproved of the Offer; (b) passed upon the merits of fairness of the Offer; or (c) passed upon the adequacy or accuracy of the disclosure in this Offer Document. Any representation to the contrary is a criminal offense in the United States.

The Offer to DeepOcean Shareholders may be made to U.S. persons (as defined in Regulation S under the U.S. Securities Act of 1933, as amended) in reliance on an exemption from certain of the U.S. rules governing tender offers provided by Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended.
Notice regarding future development and forward-looking statements
Certain statements and assumptions in this Offer Document are based on “forward-looking” information and involve risks and uncertainties. The Offeror believes that such statements are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include those that may predict, forecast, indicate or imply future results, performance or achievements. These statements are subject to numerous risks, assumptions and uncertainties that could cause actual results, performance or achievements to differ materially from those suggested by the Offeror’s forward-looking statements. Although the Offeror believes that the assumptions on which its forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements could be incorrect. Such risks, assumptions and uncertainties include the ability to obtain required regulatory approvals for the Offer; the occurrence of any event, change or other circumstance that could give rise to the termination of the Offer; the outcome of any legal proceeding that may be instituted against the Offeror or DeepOcean and others following the announcement of the Offer; the failure to close the Offer for any other reason; the amount of the costs, fees, expenses and charges related to the Offer; the effect of the announcement of the Offer on the Offeror’s and DeepOcean’s customer relationships, operating results and business generally, including the ability to retain key employees; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the Offer may not be fully realized or may take longer to realize than expected; and disruption from the Offer making it more difficult to maintain relationships with customers, employees or suppliers. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “hopes,” “targets” or similar expressions are intended to identify forward-looking statements, which speak only as to the date of this Offer Document. It is not possible to predict all risk factors or to estimate the impact of these factors. Accordingly, shareholders should not place undue reliance on the Offeror’s forward-looking statements. The issue and distribution of this Offer Document does not imply that the information included herein will continue to be correct and complete at any date subsequent to the date hereof.
Notice of reconciliation of DeepOcean’s financial statements to U.S. GAAP
Trico’s consolidated financial statements, available at www.tricomarine.com, have been prepared in accordance with U.S. generally accepted accounting principles, referred to as U.S. GAAP, and DeepOcean’s financial statements have been prepared in accordance with international financial reporting standards, referred to as IFRS. Because of the differences between IFRS and U.S. GAAP, including, for example, differences in revenue recognition, DeepOcean’s historical financial results under U.S. GAAP may show material differences for each of the respective periods presented as compared to IFRS.

APPENDIX 1	CALLING NOTICE FOR ANNUAL SHAREHOLDERS MEETING IN DEEPOCEAN
APPENDIX 2	BANK GUARANTEE FROM NORDEA BANK NORGE ASA CAYMAN ISLANDS BRANCH
APPENDIX 3	ACCEPTANCE FORM

Definitions and glossary of terms
These abbreviations and definitions also refer to the pages prior to this section

Acceptance	—	Acceptance of the Offer by a DeepOcean Shareholder

Acceptant	—	DeepOcean Shareholder who accepts the Offer

Amended Offer	—	Has the meaning ascribed to such term in section 1.6

Business Day	—	Any day except a Saturday, Sunday or any other day on which commercial banking institutions in Norway or the United States are authorized to close

Carnegie	—	Carnegie ASA

CET	—	Central European Time

Corporate Shareholder	—	Shareholders being limited companies, public limited companies and similar entities

DeepOcean or the Company	—	DeepOcean ASA, a public limited liability company incorporated under the laws of Norway

DeepOcean Shareholders or the Shareholders	—	Owners of DeepOcean Shares, including beneficial owners of nominee registered DeepOcean Shares registered in the shareholders register in the VPS as of 29 May 2008

DeepOcean Shares or Shares	—	All issued and outstanding shares in DeepOcean, each having a nominal value of NOK 0.50 per share

Form of Acceptance or Acceptance Form	—	The form of acceptance, to be used by DeepOcean Shareholders when accepting the Offer, enclosed with this document as appendix 2

Individual Shareholders	—	Shareholders being individuals

Lazard	—	Lazard Frères & Co. LLC and Lazard AB

Offer	—	The offer described in this Offer Document pursuant to which the Offeror offers to purchase the DeepOcean Shares not already owned or acquired by the Offeror

Offer Period	—	The period where DeepOcean Shareholders may accept the Offer, running from and including 30 May 2008 to and including 30 June 2008 at 16.30 hours CET (unless extended)

Offer Price	—	The consideration of NOK 32 per DeepOcean Share to be paid in cash in accordance with the terms and conditions of the Offer, subject to any reductions as a result of declared dividend by DeepOcean to its Shareholders, as further described in chapter 4

Offeror	—	Trico Shipping AS, business registration number 976 854 020, a company wholly owned by Trico Marine

Oslo Børs	—	Oslo Børs ASA

Receiving Agent	—	Carnegie ASA

Trico Shipping	—	Trico Shipping AS, a wholly owned subsidiary of Trico Supply AS, a wholly owned subsidiary of Trico Marine Cayman L.P. which in turn is a wholly owned subsidiary of Trico Marine.

Trico Marine or Trico	—	Trico Marine Services, Inc.

VPS	—	The Norwegian Central Securities Depository (“Verdipapirsentralen”)

STATEMENTS
Offeror — Trico Shipping AS
This Offer Document has been prepared in accordance with section 6-13 of the Norwegian Securities Trading Act in order to provide the DeepOcean Shareholders with a basis for considering the Offer. The Offer Document has been filed with and approved by Oslo Børs in accordance with section 6-14 of the Norwegian Securities Trading Act.
The information in the Offer Document regarding DeepOcean is based exclusively on the Company’s public accounts and other material in the public domain. The Offeror disclaims any responsibility and liability for the accuracy or completeness of the Offer Document in terms of the information on DeepOcean. In the opinion of the Offeror, the information in the Offer Document regarding DeepOcean and the Offer provides a correct and adequate presentation of issues of material importance when considering the Offer and is otherwise in accordance with applicable law.
As per 30 May 2008, the Offeror and its related parties, as defined in the Norwegian Securities Trading Act section 2-5, and/or its employees, owned 58,428,955 shares in DeepOcean, representing 54.03% of the voting rights and share capital in DeepOcean.
30 May 2008
Trico Shipping AS

Receiving Agent — Carnegie ASA
Carnegie is acting as Receiving Agent of the Offer. Carnegie does not accept any liability with respect to the accuracy or completeness of the information included in this Offer Document and does not accept any legal or financial liability in connection with the Offer Document or the Offer.
It should be noted that Carnegie has acted as advisor to the board of directors of DeepOcean prior to and in connection with this Offer. Carnegie has evaluated strategic alternatives for DeepOcean and initiated contact with alternative buyers (including, but not limited to Trico Shipping). In connection with the Offer, Carnegie has provided the board of directors of DeepOcean with a fairness opinion. Such fairness opinion is solely provided for the benefit of the board of directors of DeepOcean in connection with, and for the purpose of, their evaluation of the Offer, and is not, and shall not, confer rights or remedies upon, any shareholder of DeepOcean, or any other person than members of the board of directors of DeepOcean or be used for any other purpose.
In a block trade on 15 May 2008 whereby Trico Shipping acquired in aggregate 17,495,055 DeepOcean Shares, Carnegie acted as broker for Trico Shipping, after having obtained the prior consent of the board of directors of DeepOcean. Subsequent to 15 May 2008, Carnegie has acted as broker for Trico Shipping for the purchase of an aggregate of 2,700,000 additional DeepOcean Shares.
As of 30 May 2008, Carnegie and its related parties, as defined in the Norwegian Securities Trading Act section 2-5, and/or its employees held 51 000 shares in DeepOcean and 0 shares in Trico Shipping or any company within the Trico group, not including shares held as hedge towards derivative positions.
30 May 2008
Carnegie ASA

1 THE TERMS OF THE OFFER
This Offer Document serves the purpose of being a mandatory offer to acquire all outstanding DeepOcean Shares not owned by Trico Shipping.
This Offer is made to all entitled DeepOcean Shareholders and has been sent to all shareholders with known addresses appearing in the shareholders register in the VPS as of 29 May 2008, except for DeepOcean Shareholders in jurisdictions where this Offer Document may not be lawfully distributed.
1.1 Introduction
On 16 May 2008, Trico Shipping announced that it owned and had acquired 51.5% of the issued and outstanding share capital in DeepOcean. As a consequence of this purchase, Trico Shipping also announced that it would make a mandatory offer for the purchase of all remaining DeepOcean Shares at a purchase price of NOK 32 per DeepOcean Share. Subsequent of the announcement, Trico Shipping has purchased an additional 2,700,000 DeepOcean Shares in market transactions.
As of 30 May 2008, Trico Shipping owned 58,428,955 Shares, equal to 54.03% of all Shares in DeepOcean. No other rights to Shares, convertible loans (as set out in section 11-1 of the Norwegian Public Limited Companies Act of 1997), or other securities issued by DeepOcean are held by any related party or close associate of the Offeror (as defined in section 2-5 of the Norwegian Securities Trading Act of 2007). Trico Shipping hereby presents a mandatory offer to acquire all outstanding DeepOcean Shares not already held by Trico Shipping on the terms set out in this Offer Document and the Acceptance Form. The Offer Price in the Offer is NOK 32 per DeepOcean Share. There are no conditions for the Offer.
The Offer Period will expire after the date on which the DeepOcean Shareholders are entitled to receive the dividend proposed by the board of directors of DeepOcean. Reference is made to the notice call for the annual shareholders meeting to be held on 13 June 2008. A copy of the notice call is included in Appendix 1 to this Offer Document. The proposed dividend is NOK 0.50 per DeepOcean Share.
1.2 Target
The target company is DeepOcean ASA, PO Box 2144 Postterminalen, NO-5504 Haugesund with registered organization number 980 722 805, a Norwegian Public Limited Company.

The DeepOcean Shares are listed on the Oslo Børs under the ticker code “DEEP” and are registered in the VPS under the International Securities Identification Number (ISIN) NO 001 0344013.
1.3 Offer Price
The Offer Price is NOK 32 per Share in cash, to be reduced by any divided, if any, declared by DeepOcean which the Acceptants are entitled to receive. Thus, the value of the Offer Price and any dividend, if any, combined is NOK 32 per DeepOcean Share. The proposed dividend for the financial year 2007 is NOK 0.50 per Share payable to DeepOcean Shareholders as of 15 June 2008. See chapter 4 for more detailed information about the Offer Price.
1.4 Offer Period
The Offer Period under the Offer is from and including 30 May 2008 to and including 30 June 2008 at 16.30 hours CET.
The Offeror may extend the Offer Period one or more times, however, no longer than to 11 July 2008 at 16:30 (CET). Any such extension will be part of the Offer Period. Any extensions of the Offer Period shall be announced no later than the Business Day following the expiration of the previously announced Offer Period. Such announcement shall be made in accordance with section 1.7 below (Announcements).

1.5 Acceptance of the Offer
In order for a DeepOcean Shareholder to accept the Offer, a Form of Acceptance (or a copy thereof), must be correctly filled out, signed and received by Carnegie before 16:30 hours CET on 30 June 2008. On the Form of Acceptance the information on shareholdings and certain other matters relating to the relevant Shareholder has already been entered. The Form of Acceptance also contains information on settlement of the cash payment. The Form of Acceptance is enclosed as Appendix 3 to this Offer Document.
If the Form of Acceptance is signed by a person acting on behalf of the DeepOcean Shareholder, evidence of the authority of such person to sign the Form of Acceptance, e.g. an authorization and/or a company registration certificate, must be delivered together with the Form of Acceptance in order for the Acceptance to be valid.
Only by complying with the above, may a DeepOcean Shareholder obtain the settlement described in section 1.8 below.
It is the Acceptant’s responsibility to: (i) correctly fill out the Form of Acceptance and (ii) deliver the Form of Acceptance to the Receiving Agent before 16:30 hours CET on 30 June 2008, in order to accept the Offer. The Acceptance Form, duly completed and signed, must be sent by mail, fax or by hand to the Receiving Agent at the following address:
Carnegie ASA
Stranden 1, Aker Brygge
P.O Box 684 Sentrum
NO - 0106 Oslo
Norway
Fax: +47 22 00 99 60
The Offeror reserves the right to reject any or all Acceptances of the Offer that, in the Offeror’s opinion, are not in proper form, or which may be unlawful. The Offeror also reserves the right, but shall in no event be obliged, to accept any incorrect or late delivered Acceptance Forms and the right to treat an Acceptance of the Offer as valid, in whole or in part, even though it is not entirely in order or not accompanied by the required evidence of authority or if it is received at places other than set out above. Neither the Offeror, the Receiving Agent nor any other persons will be under any duty to give notification of any defects or irregularities in Acceptance or incur any liability for failure to give any such information.
DeepOcean Shareholders who’s DeepOcean Shares are registered on more than one VPS account will receive one separate Form of Acceptance for each VPS account and are required to submit separate Form of Acceptance for each VPS account.
Any DeepOcean Shareholder whose DeepOcean Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such persons if such DeepOcean Shareholder desires to accept the Offer for such DeepOcean Shares.
All DeepOcean Shares to be acquired under the Offer must be transferred free of any encumbrances or other third-party rights whatsoever and with all shareholder rights attached to them. Any third party with registered encumbrances or other third-party rights over the relevant
VPS-account(s) must sign the Acceptance Form and thereby waive its rights to the Shares and approve the transfer of Shares to the Offeror free of any encumbrances.
ACCEPTANCE OF THE OFFER IS IRREVOCABLE AND MAY NOT BE WITHDRAWN, IN WHOLE OR IN PART, NEITHER BEFORE NOR AFTER THE EXPIRATION OF THE OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, AFTER THE ACCEPTANCE FORM HAS BEEN RECEIVED BY THE RECEIVING AGENT.

Any DeepOcean Shareholder, by returning the Form of Acceptance to the Receiving Agent, is bound to accept the transfer of DeepOcean Shares subject to the terms and conditions as set forth in this Offer Document and the Form of Acceptance, as from the moment the Receiving Agent have received the Form of Acceptance.
Unless otherwise specified in the Acceptance Form, an Acceptance will comprise all of the accepting DeepOcean Shareholder’s DeepOcean Shares.
1.6 Amendments of the Offer
The Offeror reserves the right to amend the Offer to the extent permissible under the Norwegian Securities Trading Act. Any such amendments must on the date of its announcement, represent an improvement (or no diminution) in value (an “Amended Offer”), and is binding on the Offeror from the time it is made public by Oslo Børs. DeepOcean Shareholders who have accepted the Offer will automatically be given the benefit of such an Amended Offer without further action or other notice required to be given to the Receiving Agent. Such shareholders will in case of an Amended Offer continue to be bound by their prior Acceptance. In case of an Amended Offer, the Offer Period will be extended, if necessary, so that at least two weeks remain to expiry of such Amended Offer.
1.7 Announcements
Any revision or amendment of the Offer, if any, will be followed by public announcements thereof as promptly as practicable and no later than 09:00 (CET) on the Business Day following the day of such revision or amendment (or such later time and/or date as permitted by Norwegian law). Without limiting the manner in which the Offeror may choose to make any public announcement, and subject to the Offeror’s obligations under applicable law, the Offeror will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by release to Oslo Børs.
1.8 Settlement of the Offer
Settlement for Shares accepted under the Offer will be made in NOK and transferred to the bank account, which the Shareholder has registered with the VPS for dividend payments, or by cheque. DeepOcean Shareholders with foreign residency with no bank account connected to their VPS account must provide details of their bank account to enable transfer of the consideration.
Settlement for Shares accepted under the Offer will be made within 14 July 2008.
Interest compensation will neither be paid for the period from the date of Acceptance until the settlement date, nor for any previous period.
If the Offer Period is extended, settlement will be delayed by the same time period as the extension.
1.9 Bank guarantee
Trico Shipping has, as required by the Norwegian Securities Trading Act section 6-10 (7), provided for a bank guarantee covering its obligation to pay for the DeepOcean Shares to be purchased pursuant to the Offer. Security for rightful payment has been provided in the form of a guarantee from Nordea Bank Norge ASA Cayman Islands Branch in the amount of NOK 1,590,980,416 plus interest. The text of the bank guarantee is set out in Appendix 2.
1.10 Costs
The Offeror will pay commissions and costs directly related to VPS transactions in connection with the Offer. As such, Acceptants will not incur any brokerage fees or other costs directly related to VPS transactions in connection with the Offer. Any tax consequences or costs incurred by DeepOcean Shareholders for financial or legal advice, or any other costs in connection with the Offer will not be paid by the Offeror.

1.11 Tax
DeepOcean Shareholders accepting the Offer are themselves responsible for any tax liability arising as a result of the settlement in cash and any costs incurred in obtaining advice on this matter. A general description of the tax implications of the Offer is contained in chapter 7 (Tax consequences) of this Offer Document. However, DeepOcean Shareholders are urged to seek advice from their own tax consultants in order to determine the particular tax consequences to them from their Acceptance of the Offer and the relevance or effect of any domestic or foreign tax laws or treaties.
1.12 Purchase of DeepOcean Shares outside the Offer
Trico Shipping and Trico Marine and its other subsidiaries reserve the right to purchase DeepOcean shares outside the Offer during the Offer Period. Such purchases will to the extent required by applicable law, be disclosed in announcements to Oslo Børs and/or press releases.
1.13 Jurisdiction and choice of Law
The Offer and all Acceptances thereof shall be governed by, and construed in accordance with, Norwegian law.
Any disputes that arise in conjunction with the Offer Document and the Acceptance Form which cannot be amicably resolved are subject to the jurisdiction of Norwegian courts with legal venue in the Oslo District Court.
1.14 Miscellaneous
Confirmation of receipt of Forms of Acceptance or other documents will not be issued by or on behalf of the Offeror.
This Offer Document will be sent to all Shareholders in DeepOcean registered in the shareholders register in the VPS on 29 June 2008 to the addresses held on file at VPS, except for DeepOcean Shareholders in jurisdictions where this Offer Document may not be lawfully distributed.
Additional copies of the Offer Document will be available on request from the Receiving Agent during normal business hours at:
Carnegie ASA
Stranden 1, Aker Brygge
P.O Box 684 Sentrum
NO - 0106 Oslo
Norway
Telephone: +47 22 00 93 00
Fax: +47 22 00 99 60
www.carnegie.no

2 BACKGROUND AND RATIONALE FOR THE ACQUISITION AND FUTURE PLANS FOR DEEPOCEAN
On 14 December 2007 the Norwegian company DOF ASA (“DOF”) announced that it had acquired 39.75% of DeepOcean, subsequently increased to 39.96%. (On 1 November 2007 and effective as of 1 January 2008 the threshold for the obligation pursuant to Norwegian securities law to present mandatory offers was reduced from 40% to 1/3). Furthermore, DOF announced the intention to pursue a merger between its subsidiary (53.4%) DOF Subsea ASA (“DOF Subsea”) and DeepOcean. DOF and DOF Subsea are listed on Oslo Børs with ticker code’s DOF and DOFSUB respectively. DOF and DOF Subsea are competitors of DeepOcean.
Following the announcement from DOF, the board of directors of DeepOcean engaged Carnegie as financial advisor. Carnegie’s assignment included to consider and solicit attractive strategic alternatives to the announced proposed merger with DOF Subsea. This resulted in discussions between Carnegie and Trico and Trico’s advisors and subsequent direct communication between representatives of DeepOcean and Trico management.
The chairmen of the board of directors of DeepOcean and Trico, as well as representatives from Carnegie and Lazard, first met on 28 February 2008. Representatives of the management from both companies again met on 13 March 2008 in London to further explore the possibility for a transaction. Both Trico and DeepOcean gave a presentation of its business, and the parties exchanged views on a possible acquisition by Trico. Trico emphasized its intention to maintain and develop the existing technological know-how and organization of DeepOcean in Haugesund.
On 3 April 2008 representatives of both management teams met again in Aberdeen. In this meeting it was established a mutual understanding to work towards putting forward an offer acceptable to DeepOcean’s board of directors at its meeting scheduled for 15 May 2008.
On 8 April 2008, the parties entered into a confidentiality agreement. DeepOcean granted Trico access to conduct a confirmatory due diligence review that was conducted between 22 April and 14 May 2008. On 7 and 8 May 2008, representatives of both management teams met in Amsterdam as part of Trico’s business and operational due diligence review.
In the DeepOcean board meeting on 15 May 2008, Carnegie presented a proposal to facilitate an offer for all outstanding shares in DeepOcean at NOK 32 per share The proposal included the resolution to issue 20 million shares to Trico Shipping through the use of an authorization granted to the board of directors by the general meeting of DeepOcean on 11 May 2007. The subscription of shares by Trico was made conditional of, among other events, completion of the share issue within 30 May 2008 and the recommendation of the mandatory offer by the board of directors of DeepOcean.
Further, the board of directors approved that Carnegie, notwithstanding the engagement for DeepOcean, could act as broker for Trico Shipping to purchase additional DeepOcean Shares from external shareholders after the close of trading on 15 May 2008.
During the evening of 15 May 2008, Trico Shipping entered into agreements for the purchase of in aggregate 55,728,955 DeepOcean Shares representing 51.5% of the issued shares. These transactions are further described in chapter 4 of this Offer Document.
In connection with the acquisitions, the chairman of the board of directors of DeepOcean, Johan Rokstad, made the following statement:
“After careful consideration of all the stakeholders of DeepOcean, its customers, its employees and most importantly its shareholders, our board of directors felt that not only was value maximized for DeepOcean by virtue of this investment by Trico, but the future of DeepOcean was very much enhanced by the global scope of Trico, enabling DeepOcean to aggressively pursue its expansion plans in Mexico, West Africa, Southeast Asia and Brazil. ”

In connection with the acquisitions Joseph S Compofelice, Chairman and CEO of Trico Marine, made the following statement:
“The acquisition of DeepOcean represents a very important move to the highest level of technology and operating expertise in the fast grown area of subsea services. It is a natural extension of our November 2007 acquisition of Active Subsea where we acquired a fleet of new MPSV’s designed specifically for global IMR services utilizing ROV’s. DeepOcean will continue to be headquartered in Haugesund and will continue to operate on a stand alone basis headed by its current CEO Kåre Johannes Lie and his existing operating team, who have worked together for years to grow DeepOcean’s business and service capabilities.”
Trico Shipping will propose that Joseph S Compofelice, Chairman and CEO of Trico Marine is appointed as chairman, Johan Rokstad vice chairman and that Oddvar Stangeland is replaced as member of DeepOcean’s board of directors at the forthcoming ordinary annual meeting of the Company planned to be held on 13 June 2008. Trico Shipping will propose that the remaining board is left unchanged.
The acquisition by Trico Shipping of DeepOcean represents an opportunity to transform Trico from an owner and operator of vessels to a provider of complete subsea solutions. The combined entity will become one of the largest providers of integrated subsea services on a global basis with the combination of Trico’s diversified fleet of vessels and DeepOcean’s subsea suitable vessels and equipment. The combination of Trico and DeepOcean customer solutions will include vessels only, products only and a package consisting of the vessel and service in a single product offering.

3 INFORMATION IN RESPECT OF THE MANDATORY OFFER
3.1 The Offeror
The Offeror is a Norwegian private limited company with company registration number 976 854 020. Its business address is 6090 Fosnavåg. Trico Shipping is an indirect fully owned subsidiary of Trico Marine.
As of the date of this Offer Document, Trico Shipping owns 58,428,955 shares in DeepOcean, representing 54.03% of the outstanding share capital in the Company.
The board of directors of the Offeror consists of Widar Salbuvik, as the chairman, Kim Dobrowen and Anthony John Richard May.
3.2 Financing of the Offer
Trico Shipping will finance the purchase of the Shares of DeepOcean through available equity and committed bank loans in the Trico group.
3.3 Impact on employees and the management
The completion of the Offer will not in itself have any legal, economic or other work-related consequences for the employees of the Company. The Offeror has no immediate plans to make changes to the Company’s workforce following the completion of the Offer or that would have legal, economic or work-related consequences for the employees of DeepOcean. However, as highlighted in chapter 6 (Information on the Trico group), the Offeror is evaluating longer-term plans for the business which may include restructurings and disposals, and which may in the future require changes to the Company’s workforce. Any such changes will be effected in accordance with applicable law and existing agreements with employees. No members of the board or the executive management in DeepOcean will receive special favorable employment terms or advantages in connection with the Offer. In general, the Offeror anticipates offering the management of DeepOcean compensation and benefits in line with the current practice within the Trico group.
3.4 Statement from the board of directors of DeepOcean
In its announcement of 16 May 2008, the board of directors of DeepOcean recommended that the Shareholders accept the Offer. The board of directors has a duty to issue a formal and detailed statement on the Offer including information on the employees view and other factors of significance for assessing whether the Offer should be accepted by the Shareholders. Information should also be given about the views, if any, of the board members and the CEO in their capacity as DeepOcean Shareholders. Under section 6-16 of the Norwegian Securities Trading Act, such statement must be given at least one week before the Offer Period expires. Where an offer is made in concert with the board of directors of the offeree, Oslo Børs may, according to the Norwegian Securities Trading Act section 6-16 (4), decide that this statement shall be provided by someone other than the offeree’s board of directors
The chairman of DeepOcean, Mr. Johan Rokstad, is the managing director of Østensjø Rederi AS, a wholly owned subsidiary of Johannes Østensjø DY AS. On 15 May 2008, Trico Shipping purchased 15,045,000 DeepOcean Shares owned by West Supply IV AS, a company in the same group as Østensjø Rederi AS.
On 15 May 2008, the chairman of DeepOcean, Mr. Johan Rokstad sold, through an entity controlled by him, 60,000 DeepOcean Shares to Trico Shipping. These Shares represented all DeepOcean Shares owned by Mr. Rokstad or entities controlled by him.
On 15 May 2008, the CEO of DeepOcean, Mr. Kåre Johannes Lie, sold directly and through an entity controlled by him, 2,109,376 DeepOcean Shares to Trico Shipping. These Shares represented all DeepOcean Shares owned by Mr. Lie or entities controlled by him.

On 15 May 2008, Dag Tore Klepsvik who is a member of the board of directors of Deep Ocean - elected by and amongst the employees of DeepOcean-sold 170,000 DeepOcean Shares to Trico Shipping. These Shares represented all DeepOcean Shares owned by Mr. Klepsvik or entities controlled by him.
On 15 May 2008, deputy member to board of directors of DeepOcean and Director of International Business and Technology Development, Mr. Mads Ragnar Bårdsen sold 32,000 DeepOcean Shares to Trico Shipping. These Shares represented all DeepOcean Shares owned by Mr. Bårdsen.
The above transactions are further described in chapter 4.
3.5 Legal consequences of the Offer
To the Offeror’s knowledge, the Offer will not have any legal consequences for DeepOcean other than the Offeror becoming the owner of all DeepOcean shares validly tendered under the Offer.
3.6 Compulsory acquisition of shares
According to section 4-25 of the Norwegian Public Limited Companies Act (cf. section 6-22 of the Securities Trading Act), a shareholder which owns more than 90% of the outstanding shares and a similar share of the votes that can be voted at the shareholders meeting in a Norwegian subsidiary, has the right to commence the Compulsory acquisition for cash for any remaining outstanding shares in such company. Similarly, the other shareholders in such a subsidiary can demand that their shares in the subsidiary shall be purchased by the parent company owning more than 90% of the shares and votes. Should a parent company decide to commence a Compulsory acquisition, the shareholders’ rights to the minority shares are transferred to the parent company, and the minority shareholders get a cash claim toward the parent company. If the parent company and certain shareholders do not agree on the price to be paid, the price to be paid will be determined by a Norwegian court. However, pursuant to section 6-22 of the Securities Trading Act, if such compulsory acquisition is commenced within three months of the expiry of the Offer Period, the price shall equal the Offer Price unless particular reasons call for another price to be set.
The Offeror intends to make a compulsory acquisition of the remaining shares in the Company upon obtaining 90% of the shares in the Company, pursuant to the provisions of the Norwegian Public Companies Act or the Norwegian Securities Trading Act (as applicable).
3.7 Delisting of the DeepOcean Shares
Following completion of the Offer, dependent upon the number of shares acquired by the Offeror pursuant to the Offer, the Offeror reserves its right to propose to the shareholders meeting of DeepOcean to apply to Oslo Børs for the delisting of the DeepOcean Shares. Such proposal requires the approval of a 2/3 majority to be adopted. Any de-listing is to be decided by Oslo Børs in accordance with the Stock Exchange rules – Continuing Obligations of stock exchange listed companies section 15.1. The board of directors of Oslo Børs may also decide on its own initiative to de-list the DeepOcean Shares should the conditions for listing no longer be fulfilled, for instance if a Compulsory acquisition is initiated by the Offeror and the DeepOcean Shares thereby no longer are capable of being traded on Oslo Børs.

4 THE OFFER PRICE
The Offer Price in the Offer is NOK 32 per DeepOcean Shares, to be paid in cash, subject to any reductions of the Offer Price as a consequence of declared dividend by DeepOcean, as further detailed below.
The Offer Price will be reduced by any divided, if any, declared by DeepOcean which the Acceptants are entitled to receive. Thus, the value of the Offer Price and any dividend, if any, combined is NOK 32 per DeepOcean Share. The proposed dividend for the financial year 2007 is NOK 0.50 per Share payable to DeepOcean Shareholders as of 15 June 2008. The Offer Period will expire after the date on which the DeepOcean Shareholders are entitled to receive the dividend proposed by the board of directors of DeepOcean. Reference is made to the notice call for the annual shareholders meeting to be held on 13 June 2008 included in Appendix 1.
According to section 6-10 of the Norwegian Securities Trading Act, the Offer Price must be equal to, or higher than, the highest price paid, or agreed upon, by the Offeror for DeepOcean Shares during the last six months before triggering the obligation to make the mandatory offer. In the event that the market price is higher for the DeepOcean Shares at the time of the mandatory offer obligation was triggered, the offer price shall at least equal the market price.
4.1 DeepOcean Shares purchased by the Offeror
4.1.1 Introduction
NOK 32 equals the highest price Trico Shipping has paid or agreed to pay for DeepOcean Shares during this six-month period which has consisted of the transactions described below.
4.1.2 Subscription of new Shares
After close of trading on Oslo Børs on 15 May 2008, Trico Shipping subscribed for 20,000,000 new Shares issued by DeepOcean’s board of directors pursuant to an authorization granted by DeepOcean’s ordinary shareholders meeting. The subscription price was NOK 32 per Share.
4.1.3 Purchases of DeepOcean Shares in the market after close of trading on 15 May
After close of trading on Oslo Børs on 15 May 2008, Trico Shipping entered into agreements with various shareholders of DeepOcean for the purchase of in aggregate 17,495,055 Shares. The purchase price was NOK 32 per Share.
4.1.4 Purchases of Shares from certain members of DeepOcean’s current management and other shareholders
After close of trading on Oslo Børs on 15 May 2008, Trico Shipping entered into agreements with West Supply IV AS (an affiliate of Østensjø Rederi AS and the senior management of DeepOcean represented by: Kåre Johannes Lie, Arne Wathne, Gerhard Oluf Skåleskog, Mads Ragnar Bårdsen, Håvard Framnes and certain investment companies controlled by the aforesaid for the purchase of all said parties shares in DeepOcean, in aggregate 18,233,900 Shares.
The transactions were settled partly by cash and partly by Trico Marine issuing phantom stock units. Each Trico phantom stock unit will entitle the holder thereof to receive one share of Trico Marine’s common stock, or at the election of Trico Marine, cash as regards the phantom stock units to be issued to said sellers.
In general, subject to certain exemptions, the phantom stock units may at the earliest be exercised by the holders thereof the day falling 12 months from the day of settlement of the Offer. However, as regards West Supply IV AS, the Trico phantom stock units received may be exercised by West Supply IV AS at the soonest the day falling 181 days from said date. As for senior management retiring from DeepOcean, in accordance with the retirement plan of DeepOcean, prior to 12 months following settlement of the Offer, the Trico phantom stock units may, subject to certain conditions, be exercised prior said period. Upon a change of control in Trico Marine, the earliest time the phantom stock units may be exercised may, subject to certain conditions being fulfilled, be accelerated.
The value of each Trico phantom stock unit was based upon the average trading price of the Trico Marine shares as reported by the Nasdaq Global Market the three preceding business days prior to the agreements were entered into and the quoted NOK/USD exchange rate each of the same three days. The sellers received NOK 12.80 in cash and NOK 19.20 in Trico phantom stock units per DeepOcean share sold, in total a consideration with a value of NOK 32 per DeepOcean share.
4.1.5 Additional purchases in the open market
After 15 May 2008 Trico Shipping has purchased an additional 2,700,000 DeepOcean Shares in the open market at NOK 32 per Share.
As of the date of this Offer Document Trico Shipping owned 58,428,955 DeepOcean Shares, equal to 54.03% of all shares in the Company. None of the Offeror’s related parties, as defined in the Norwegian Securities Trading Act, hold any DeepOcean Shares.
None of the Offeror’s related parties, as defined in the Norwegian Securities Trading Act, have acquired or entered into agreements to acquire DeepOcean Shares during this period of time.
4.2 Premium
The closing price on 15 May 2008, which was the last trading day before the obligation to launch the mandatory offer was announced before the stock exchange opened on 16 May 2008, was NOK 25. Relative to the closing share price on 15 May 2008, the value of the Offer Price represents a premium of 28%.
The value of the Offer Price represents a premium of 25.3%, 31.6% and 15.2% relative to the volume-weighted average trading prices on Oslo Børs in the 20-day, 3 months and 6 months periods, respectively, prior to 16 May 2008.
4.3 Market capitalization and enterprise value
The Offer Price corresponds to a market capitalization of the Company of NOK 3.5 billion. On March 31, 2008, DeepOcean’s net interest bearing debt, adjusted for proceeds from the 20,000,000 shares issued to Trico Shipping, totaled NOK 649 million. This implies an enterprise value of NOK 4.1 billion.
4.4 Development in trading price
The graph below shows the development in trading price (closing price, in NOK) and traded volume (number of shares traded, in thousands) for the DeepOcean Shares on Oslo Børs in the period from 15 May 2007 to 15 May 2008:

Figure 4: Share price performance
DEEP — Shareprice & Volume
Source: Datastream

5 BRIEF DESCRIPTION OF DEEPOCEAN
The following section contains a brief presentation of DeepOcean and its operations. The information on DeepOcean is based on the Company’s public accounts and other material in the public domain. The Offeror disclaims any responsibility and liability for the accuracy or completeness of the Offer Document in terms of the information of DeepOcean. For a more detailed description of the Company, please refer to DeepOcean’s web site: www.deepocean.no. Information may also be obtained through the annual reports, quarterly reports, investor information and stock exchange announcements published by DeepOcean.
5.1 Company information
DeepOcean is a public company listed on Oslo Børs with ticker symbol “DEEP”, headquartered in Haugesund, Norway.
DeepOcean is a recognised market leader in the provision of high quality IMR (Inspection, Maintenance & Repair), construction support and subsea intervention services. It is also the worlds leading provider of subsea trenching and cable laying services.
The Company was created in 1999 and is founded on the provision of high quality equipment and services combined with a team of highly experienced personnel with knowledge of deepwater operations worldwide.
DeepOcean controls a fleet of 14 Dynamic Positioning (DP) vessels and, together with its owners, has driven the evolution of a new type of DP support vessel equipped with heavy weather launch/recovery systems. The company operates a “state of the art” remotely operated vehicles (“ROV”) fleet, and has designed and perfected deepwater module handling systems. Further, DeepOcean has created effective technology available for seabed jetting and ploughing operations. Dedicated vessels and systems are designed and built to operate in the most hostile environmental conditions.
The DeepOcean group employs a multi-skilled and multi-national workforce in excess of 600 persons and recognizes that personnel development is a key component of its growth strategy. DeepOcean has a strong commitment to training and development, allowing employees to recognize their full potential whilst providing a successful contribution to the future of the company. A fully integrated support network is available, capable of managing multi-faceted projects and providing through-life support. Worldwide project management expertise is supported by the following core disciplines:
•	Research and development

•	Engineering and operational analysis

•	Geotechnical assessment

•	Survey, data acquisition/processing and reporting

•	ROV, plough and trenching know-how
In addition to a graduate training programme and specialist in-house training and seminars, investments have been made in developing both ROV and trenching virtual reality simulators to allow safe and effective training in the use of the company’s key offshore assets.
Today, DeepOcean is a truly international company having secured work in the North Sea, Mediterranean, Middle East, South East Asia and Gulf of Mexico. It is headquartered in Haugesund (Norway) and supports its overseas contracts through regional facilities in Aberdeen, Darlington and Norwich (United Kingdom), Den Helder (The Netherlands), Ciudad del Carmen (Mexico), Singapore and shortly Perth (Australia).

Figure 5-1: Company overview
5.2 Selected financial figures for DeepOcean
The tables below include the Company’s selected audited consolidated financial information as of and for each of the years ended 31 December 2007 and 2006 and unaudited financial information as of and for each of for the interim periods ended 31 March 2008 and 2007. The financial information has been prepared in accordance with IFRS (International Financial Reporting Standards). The consolidated historical financial data as of and for the fiscal years ended 31 December 2007 and 2006 are derived from the Company’s annual report for 2007. The annual report and financial figures for the year ended 31 December 2007 have not been approved by the Company’s annual shareholders meeting which will be held on 13 June 2008. The consolidated historical financial data as of and for the interim periods ended 31 March 2008 and 2007 are derived from the Company’s unaudited quarterly financial report for the first quarter of 2008.The information in this table is only a summary and should be read in conjunction with and is qualified in its entirety by reference to the Company’s audited consolidated financial statements and the related notes to the financial statements.

Profit and loss statement
Table 5-2-1: Historical consolidated income statements for the Company

	1Q 2008	1Q 2007	2007	2006
	IFRS	IFRS	IFRS	IFRS
NOK mill.	Unaudited	Unaudited	Audited	Audited

Revenue	455.7	501.7	1 938.1	1 479.6
Project cost	261.4	280.0	945.9	886.4
Employee benefits	115.9	104.4	468.7	253.8
Other operating costs	6.2	29.6	119.6	70.7
Total operating expenses	383.5	414.0	1 534.2	1 210.9

EBITDA	72.2	87.7	403.9	268.7

Depreciation	41.0	45.1	188.9	86.4
EBIT	31.3	42.6	214.9	182.2

Net finance cost	-20.5	-22.6	-89.8	-20.1
Earnings before tax	10.8	20.0	125.2	162.1

Taxes	-4.5	4.6	14.6	47.0
Net earnings	15.3	15.4	110.5	115.1

Balance sheet
Table 5-2-2: Historical consolidated balance sheets for the Company

	1Q 2008	1Q 2007	2007	2006
	IFRS	IFRS	IFRS	IFRS
NOK mill.	Unaudited	Unaudited	Audited	Audited

ASSETS
Intangible fixed assets	641.2	761.9	686.8	785.3
Tangible fixed assets	1 467.7	1 486.1	1 457.7	1 166.7
Financial assets	48.3	0.6	14.0	3.2
Total fixed assets	2 157.2	2 248.6	2 158.5	1 955.1

Trade receivables	453.5	400.0	419.3	467.0
Cash and cash equivalents	126.7	131.9	248.7	98.3
Other current assets	309.9	184.6	309.6	186.3
Total current assets	890.0	716.4	977.6	751.6

TOTAL ASSETS	3 047.2	2 965.1	3 136.1	2 706.7

EQUITY AND LIABILITIES
Subscribed equity	44.1	449.3	44.1	449.4
Other equity	1 101.4	699.3	1 116.1	692.6
Minority interest	29.6	0.0	18.7
Total equity	1 175.0	1 148.6	1 178.9	1 141.9

Long term borrowings	1 052.0	946.1	1 058.8	700.8
Other long term liabilities	59.9	103.4	59.2	104.2
Total long term liabilities	1 111.8	1 049.5	1 118.0	805.1

Payables	190.4	203.7	181.7	214.3
Short term borrowings	363.9	250.6	449.5	196.0
Other short term liabilities	206.1	312.7	208.0	349.4
Total short term liabilities	760.4	767.0	839.2	759.7

TOTAL EQUITY AND LIABILITIES	3 047.2	2 965.1	3 136.1	2 706.7

Cash flow statement
Table 5-2-3: Historical consolidated cash flow statement for the Company

	1Q 2008	1Q 2007	2007	2006
NOK mill.	IFRS	IFRS	IFRS	IFRS

Net cash flow from :
Operation	40.8	111.5	161.5	64.0
Investments	-141.0	-359.6	-685.7	-1 206.3
Financing	-27.4	284.1	695.2	976.5
Currency effect	5.5	-2.5	-20.6	-3.6
Net change in liquidity	-122.1	33.5	150.4	-169.3
Liquid assets end of period	126.7	131.9	248.7	98.3
5.3 Share capital and shareholders
5.3.1 Stock exchange listing
The DeepOcean Shares are listed on the main list on Oslo Børs with the ticker symbol “DEEP”.
5.3.2 Share capital
As of the date of this Offer Document, DeepOcean has a share capital of NOK 54,073,546.50, divided into 108,147,093 Shares, each with a par value of NOK 0.50.
The Company is registered in the Norwegian Register of Business Enterprises under registration number 980 722 805. The DeepOcean Shares are registered in the VPS under the International Securities Identification Number (ISIN) NO 001 0344013.
5.3.3 Shareholders
The table below shows the 20 largest DeepOcean Shareholders as of 29 May 2008. At the same date DeepOcean had 339 shareholders, of which 289 were Norwegian and 50 were foreign as recorded with VPS.

Table 5-3.3: Top 20 shareholders in the Company

	Investor	# shares	%
1	TRICO SHIPPING AS	58 428 955[1]	54,03%
2	DOF ASA	35 220 000	32,57%
3	AKER CAPITAL ASA	4 050 000	3,74%
4	NORDEA SECURITIES AB	3 550 000	3,28%
5	ORKLA ASA	1 600 000	1,48%
6	LEHMAN BROTHERS INTERNATL. EUROPE	965 295	0,89%
7	NORDEA BANK NORGE ASA MARKETS	872 000	0,81%
8	ARCTIC SECURITIES ASA	500 000	0,46%
9	DNB NOR NAVIGATOR	141 252	0,13%
10	STATE STREET BANK AND TRUST CO.	135 193	0,13%
11	CARNEGIE ASA	108 000	0,10%
12	BARCLAYS BANK PLC	106 000	0,10%
13	TOLUMA NORDEN AS	80 000	0,07%
14	BANK OF NEW YORK, BRUSSELS BRANCH	62 500	0,06%
15	CLEARSTREAM BANKING S.A.	50 404	0,05%
16	STATE STREET BANK AND TRUST CO.	42 339	0,04%
17	NOER EIENDOM A/S	37 000	0,03%
18	NYHOLT AS	25 000	0,02%
19	INVESTORS BANK & TRUST COMPANY	23 461	0,02%
20	CACEIS BANK LUXEMBOURG	21 165	0,02%

		Source: VPS	Date: 29.05.2008

[1]	Includes the 20 000 000 shares owned by Trico Shipping AS that has yet not been registered for trading (ISIN NO 001 0431539)

6 INFORMATION ON THE TRICO GROUP
6.1 General information
The Trico group is a leading provider of marine support vessels to the offshore oil and gas industry, operating primarily in international markets, with operations in the North Sea, West Africa, Mexico, Brazil, Southeast Asia, and the U.S. Gulf of Mexico. Using larger and more sophisticated vessels, the group provide support for the construction, installation, repair and maintenance of offshore facilities, the deployment of underwater remotely operated vehicles, (“ROVs”), sea floor cable laying, and trenching services. The Trico group intends to leverage its experience, relationships and assets to become a leading supplier of vessels to the subsea services market. Compared to the traditional towing and supply market, Trico believe the subsea services market is growing at a faster rate and provides a higher rate of return on new vessel construction.
Consistent with the group’s subsea services market strategy, on November 23, 2007, the Trico group acquired all of the outstanding equity interests of Active Subsea ASA, a Norwegian public limited liability company (“Active Subsea”), for approximately $247 million in an all cash transaction. Active Subsea has eight multi-purpose service vessels, (“MPSV’s”) currently under construction and scheduled for delivery in 2008 and 2009. These vessels are designed to support subsea services, including performing inspection, maintenance, and repair work using ROVs, dive and seismic support, and light construction activities. The Trico group has entered into long-term contracts for three of these MPSV’s with contract periods ranging from two to four years. Two of these contracts also provide for multi-year extensions. The acquisition of Active Subsea more than doubles the number of vessels in the group’s fleet with subsea capabilities and allowing to further leverage the group’s global footprint and broaden the customer base to provide subsea services and support to subsea construction companies.
The Trico group’s diversified fleet of vessels provides a broad range of other services to offshore oil and gas operators, including transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities and towing of drilling rigs and equipment from one location to another. As of December 31, 2007, the group’s fleet, together with vessels held in joint ventures, consisted of 64 vessels, including ten large capacity platform supply vessels, six large anchor handling, towing and supply vessels, 41 supply vessels, six crew boats, and one line handling (utility) vessel. Additionally, The Trico group has 11 vessels on order for delivery in 2008 and 2009, including the eight MPSVs from the Active Subsea acquisition.
With respect to the 11 vessels the Trico group have on order as of December 31, 2007, their estimated delivery schedules (subject to potential delays) are as follows: two in the second quarter of 2008, three in the third quarter of 2008, two in the fourth quarter of 2008, and four in the first quarter of 2009. Four vessels are under contracts with terms up to five years, including options to renew.
The Trico group also holds a 49% equity interest in Eastern Marine Services Limited (“EMSL”), a Hong Kong limited liability company in which China Oilfield Services Limited (“COSL”) holds a 51% equity interest. EMSL develops and provides international marine support services for the oil and gas industry in China, other countries within Southeast Asia, and Australia. Of the 14 vessels The Trico group contributed to EMSL, five were mobilized to China during the first half of 2007, another eight will be bareboated by the group until planned mobilizations to China during 2008, and the remaining vessel will be bareboated by the group until the expiry of an existing contract.
The Trico group generates the majority of its revenues by chartering marine support vessels on a day rate basis. The group typically retains operational control over chartered vessels and is responsible for normal operating expenses, repairs, wages, and insurance, while group’s customers are typically responsible for mobilization expenses, including fuel costs.
Trico Marine is a Delaware corporation incorporated in 1993. The Trico group provide all of its services through direct and indirect subsidiaries in each of the markets in which the group operate. The group’s domestic subsidiaries include Trico Marine Assets, Inc., which owns the majority of the vessels operating in the Gulf of Mexico and other international regions excluding the North Sea, and

Trico Marine Operators, Inc., which operates all of the group’s vessels in the Gulf of Mexico. In addition to the groups domestic operations, the Trico group operate internationally through a number of foreign subsidiaries, including Trico Shipping, which owns the group’s vessels based in the North Sea.
Trico’s principal executive offices are located at 3200 Southwest Freeway, Suite 2950, Houston, Texas 77027. The website address is www.tricomarine.com where all of Trico public filings are available, free of charge, through website linkage to the Securities and Exchange Commission. The information contained on the website is not part of this Offer Document.
6.2 Growth strategy
Trico’s growth strategy focuses on improving the quality and stability of the group’s cash flows while creating stockholder value throughout cyclical fluctuations in the industry. The key components of the business strategy are:
•	Expand presence in the subsea services markets.

•	Continue to upgrade the group’s fleet

•	Continue to focus on international markets

•	Leverage on global geographic presence to exploit repositioning opportunities

•	Maintain a conservative financial profile
6.3 The fleet
Marine support vessels are used to support the installation, repair and maintenance of offshore facilities, the deployment of under water ROVs, sea floor cable laying and trenching services, to transport equipment, supplies and personnel to drilling rigs and to tow drilling rigs and equipment. The principal types of vessels that the group operate can be summarized as follows:
Multi-Purpose Service Vessels. Multi-purpose service vessels (“MPSVs”) are vessels capable of providing a wide range of maintenance and supply functions in the offshore oilfield services business. These vessels offer sophisticated equipment (such as cranes, moonpools, and helipads), and capabilities (such as dynamic positioning and firefighting). MPSVs are designed to carry large equipment, accommodate a large number of personnel, and are generally used as platforms for subsea service providers.
Subsea Platform Supply Vessels. Subsea platform supply vessels (“SPSVs”) are platform supply vessels that have been placed into subsea service (seismic or subsea). These vessels have capabilities similar to those of a typical PSV but may have additional capabilities such as diesel electric power and dynamic positioning. SPSVs have large open deck space enabling “bolt-on” applications for deck equipment placement and may be of North Sea or USG class vessel design.
Platform Supply Vessels. Platform supply vessels (“PSVs”) are used primarily for certain international markets and deepwater operations. PSVs serve drilling and production facilities and support offshore construction, repair, maintenance and subsea work. PSVs are differentiated from other offshore support vessels by their larger deck space and cargo handling capabilities. Utilizing space on and below-deck, PSVs are used to transport supplies such as fuel, water, drilling products, equipment and provisions. The group’s PSVs range in size from 200 feet to nearly 300 feet in length and are particularly suited for supporting large concentrations of offshore production locations because of their large deck space and below-deck capacities.
Anchor Handling, Towing and Supply Vessels. Anchor handling, towing and supply vessels, (“AHTSs”), are primarily used to set anchors for drilling rigs and tow mobile drilling rigs and equipment from one location to another. In addition to these capabilities, AHTSs can be used for supply, oil spill recovery efforts, and tanker lifting and floating production, storage and offloading (“FPSO”) support roles. AHTSs are characterized by large horsepower vessel engines (generally averaging between 8,000-18,000 horsepower), shorter afterdecks, and specialized equipment such as towing winches.
Supply Vessels. Supply vessels generally are at least 165 feet in length and are designed primarily to serve drilling and production facilities and support offshore construction, repair and maintenance efforts. Supply vessels are differentiated from other types of vessels by cargo flexibility and capacity. In addition to transporting deck cargo, such as pipe, other drilling equipment, or drummed materials, supply vessels transport liquid and dry bulk drilling products, potable and drill water, and diesel fuel.
Crew Boats. Crew boats generally are at least 100 feet in length and are used primarily for the transportation of personnel and light cargo, including food and supplies, to and among drilling rigs, production platforms, and other offshore installations. Crew boats are constructed from aluminum and as a result, generally require less maintenance and have a longer useful life without refurbishment relative to steel-hulled supply vessels. All of group’s crew boats range from 110 to 155 feet in length.
Line Handling Vessel. The line handling vessels are outfitted with specialized equipment to assist tankers as they load from single buoy mooring systems. These vessels support oil offloading operations from production and storage facilities to tankers, and transport supplies and materials to and among offshore facilities.
The vessels operated by the Trico group and vessels on order as of December 31, 2007 are
Existing Fleet: MPSVs (2), SPSVs (3), PSVs (7), AHTSs (6), Supply Vessels (39), Crew/Line Handling Vessels (7).
On Order: MPSVs (8), PSVs (3).
As of December 31, 2007, the average age of the group’s vessels was 19 years.
6.4 Market areas
The Trico group operates primarily in international markets, with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia, as well as in the U.S. Gulf of Mexico. The group continues to execute its strategy to expand group’s international presence. Trico expect that the acquisition of Active Subsea will allow the group to further diversify its revenues and cash flows. The eight MPSVs under construction for Active Subsea are designed to work in all of the group’s operating regions and provide a variety of services. During the year 2007, the Trico group had on average 36 vessels operating in international markets, with $185.5 million in revenues (or 74.1% of worldwide revenues) attributable to international operations. This represents an increase of 8 vessels over the vessels the group had operating in international markets during 2006, and an increase of $39.6 million in revenues attributable to international operations.
Delivery of the 11 newbuild vessels over the next two years will allow the group to focus on geographic areas where subsea activity has experienced significant growth over the past 24 months, including West Africa, Brazil, Mexico, and the mid-to-deepwater regions of the Gulf of Mexico. The Trico group continually evaluates the group’s vessel composition and level of activity in each of these regions as well as other market areas for possible future strategic development.
North Sea. The North Sea market area consists of offshore Norway, Great Britain, Denmark, the Netherlands, Germany, Ireland, and the area west of the Shetland Islands. Historically, it has been the most demanding of all offshore areas due to harsh weather, erratic sea conditions, significant water depth and long sailing distances. The entire North Sea has strict vessel requirements which prevent many vessels from migrating to the area. Contracting in the region is generally for term work, often for multiple years. As of December 31, 2007, the group had nine PSVs and six AHTSs actively marketed in the North Sea. Independent oil companies, national oil companies, and major oil companies historically predominated drilling and production activities in the North Sea; however, over the past few years, an increasing number of new, smaller entrants have purchased existing properties from the traditional participants or acquired leases, leading to an increase in drilling and construction.

West Africa. The Trico group operates from several ports in West Africa that are managed from the group’s office in Lagos, Nigeria. In West Africa, the group currently has vessels operating in Nigeria and Angola. Several operators have scheduled large scale offshore projects, and Trico believe that vessel demand in this market will continue to grow. As of December 31, 2007, the group had one crew boat and 12 supply vessels actively marketed in West Africa. West Africa has become an area of increasing importance for new offshore exploration for the major international oil companies and large independents due to the prospects for large field discoveries in the region. Trico expect drilling and construction activity in this region to expand over the coming years.
Gulf of Mexico. The Gulf of Mexico is one of the most actively drilled offshore basins in the world with approximately 4,000 production platforms. Shallow water drilling primarily targets natural gas, and deepwater activity is split between natural gas and oil. The weather is generally benign, and harsh environment capable equipment is unnecessary. As of December 31, 2007, the Trico group had a total of 17 actively marketed vessels in the Gulf of Mexico, including 13 supply vessels and four crew boats. Independent oil companies have become the most active operators in the shallow water Gulf of Mexico. Independent and major international oil companies are more active in the deeper water regions. In general, drilling activity in the shallow water Gulf of Mexico has decreased in recent years as drilling rigs have moved to other markets.
Mexico. The Trico group currently has operations from two ports in Mexico that are managed from the group’s office in Ciudad del Carmen. This market is characterized primarily by term work and recently has experienced modest increases in day rates. As of December 31, 2007, the group had eight supply vessels actively marketed in Mexico. The Mexican constitution requires that Mexico operates all hydrocarbon resources in the country through its national oil company, Petróleos Mexicanos (Pemex). The group principally serves the construction market and is seeking to increase its services directly to Pemex. Trico believe that vessel demand in this market will continue to grow.
Southeast Asia. In June 2006, the Trico group entered into an agreement with COSL to form EMSL. EMSL’s commercial office is located in Shanghai, China. EMSL provides marine transportation services for offshore oil and gas exploration, production and related construction and pipeline projects in China, Australia, and Southeast Asia. This region has experienced tremendous economic growth and is projected to continue to increase its energy consumption. Trico group contributed 14 vessels to EMSL in exchange for its 49% interest and $17.9 million cash. Of the 14 vessels Trico group contributed to EMSL, five were mobilized to China during the first half of 2007, another eight will be bareboated by the group until planned mobilizations to China during 2008, and the remaining vessel will be bareboated by the group until the expiry of an existing contract. Expansion into this geographic region is an integral part of the Trico group’s continued international growth strategy. Trico are excited about the region’s demographics and growth potential.
Brazil. Offshore exploration and production activity in Brazil is concentrated in the deepwater Campos Basin, located 60 to 100 miles from the Brazilian coast. As of December 31, 2007, the Trico group had one line handler and one PSV actively marketed in Brazil. Both of these vessels are contracted to Petróleo Brasileiro S.A. (“Petrobras”), the state-owned oil company and the largest operator in Brazil. Trico expect to further expand the group’s operations in Brazil, particularly as it relates to the subsea services market.

7 TAXATION
Below is a general summary of some of the Norwegian tax rules which may be relevant to the possible sale of DeepOcean Shares in accordance with the Offer. The summary is limited to Norwegian tax laws. The summary is based on Norwegian tax laws as of the date of this Offer Document. Such laws may be amended, also with retroactive effect. The summary is only meant to provide general information. It is not exhaustive, and may not provide information on all tax consequences that may be of importance to a DeepOcean Shareholder. The taxation of each DeepOcean Shareholder depends on the respective DeepOcean Shareholder’s specific situation, and each DeepOcean Shareholder should thus consult a tax adviser in order to establish the specific tax consequences of an acceptance of the Offer by him/her/it, as well as the relevance and implications of Norwegian or international tax law and possible amendments thereof. Please note that for the purpose of the summary below, a reference to a Norwegian or foreign shareholder refers to the tax residency.
7.1 Tax Consequences for Norwegian DeepOcean Shareholders
This section summarizes Norwegian tax rules relevant to DeepOcean Shareholders that are residents of Norway for Norwegian tax purposes.
7.1.1 Limited liability companies and similar entities — Corporate DeepOcean Shareholders
Corporate DeepOcean Shareholders are not subject to taxation in Norway for capital gains resulting from realization of shares in companies domiciled in Norway. Correspondingly, any loss incurred as a result of such realization is not tax deductible. Consequently, Corporate DeepOcean Shareholders which sell their DeepOcean Shares under the Offer will not be subject to capital gains taxation nor incur any tax deductible loss. Costs incurred in connection with the purchase and sale of DeepOcean Shares tendered under the Offer are not tax deductible.
7.1.2 Other DeepOcean shareholders than limited liability companies and similar entities — Individual DeepOcean Shareholders
Any gain resulting from the sale of DeepOcean Shares under the Offer by an Individual DeepOcean Shareholder is taxable as ordinary income at a rate of 28%. A loss resulting from such sale is deductible from the shareholder’s ordinary income. This applies irrespective of how long the DeepOcean Shares have been owned by the Individual DeepOcean Shareholder and irrespective of how many DeepOcean Shares that are realized. The taxable gain or deductible loss is calculated as the difference between the consideration received for the shares and the tax base value, including any RISK-adjustments up to 1 January 2006. (RISK is the Norwegian abbreviation for the variation of a company’s retained earnings after tax during the ownership of the shareholder.) Gains are taxable as ordinary income in the year of realization, and losses can be deducted from ordinary income in the year of realization.
Individual DeepOcean Shareholders will be able to deduct a calculated allowance in any gain calculated as described above. The main purpose of the calculated allowance is to determine the dividends which will be exempt from tax. Any part of the calculated allowance one year exceeding the dividend distributed on the share (unused allowance) may be carried forward and set off against future dividends received on, or gains upon realization of, the same share. Any unused allowance will also be added to the basis of computation of the allowance on the same share the following year. The allowance one year will be allocated to the shareholder owning the share on 31 December of the relevant income year. The deduction for any unused allowance by the realization of a share may not lead to or increase a deductible loss, i.e. any unused allowance exceeding the capital gain resulting from the realization of a share will be annulled.
If the DeepOcean Shares tendered by a DeepOcean Shareholder under the Offer have been acquired at different points in time, the DeepOcean Shares that were acquired first will be regarded as being realized first (Norwegian: “først inn-først ut” prinsippet) for the purpose of calculating the taxable gain or loss. Costs incurred in connection with acquisition or sale of tendered DeepOcean Shares will be deductible in the year of sale.

7.2 Tax Consequences for non-Norwegian DeepOcean Shareholders
This section summarizes Norwegian tax rules relevant to DeepOcean Shareholders that are not residents of Norway for Norwegian tax purposes — non-Norwegian DeepOcean Shareholders. The extent of the tax liabilities of non-Norwegian DeepOcean Shareholders in their country of residence or other countries will depend on the tax rules applicable in such jurisdictions.
7.2.1 Corporate DeepOcean Shareholders
Capital gains resulting from the sale of DeepOcean Shares pursuant to the Offer by non-Norwegian Corporate DeepOcean Shareholders are not subject to taxation in Norway.
7.2.2 Individual DeepOcean Shareholders
Any capital gain resulting from the sale of DeepOcean Shares under the Offer by a non-Norwegian Individual DeepOcean Shareholder will not be subject to taxation in Norway unless (i) the DeepOcean Shares are effectively connected with a business carried out or taken part in by the Individual DeepOcean Shareholder in Norway, or (ii) the Individual DeepOcean Shareholder has been a resident of Norway for tax purposes within the five calendar years prior to the sale. In these situations, the Individual DeepOcean Shareholders should consult a tax adviser to clarify the tax consequences the sale of DeepOcean Shares under the Offer will have.
Unless an applicable tax treaty provides otherwise, a tax payer’s tax residency in Norway will be deemed to end three years after the year the taxpayer actually moved out of Norway. The taxation of capital gains may be limited by an applicable tax treaty.

APPENDIX 2 BANK GUARANTEE FROM NORDEA BANK NORGE ASA CAYMAN ISLANDS BRANCH
Bank guarantee issued in connection with the mandatory offer to purchase all remaining shares in DeepOcean ASA by Trico Shipping AS
In connection with the mandatory offer by the Offeror for the acquisition of all the issued and outstanding shares of DeepOcean ASA (the “Shares”), in accordance with the Norwegian Securities Trading Act 2007 No 75, section 6-1 (the “Offer”), and based on the offering document for the Offer dated 30 May 2008 (the “Offer Document”) and at the request of and for the account of the Offeror we, Nordea Bank Norge ASA Cayman Islands Branch, unconditionally guarantee as for our own debt (Norwegian: “selvskyldnergaranti”) the payment of NOK 32 per Share to shareholders of DeepOcean ASA who have accepted the Offer in accordance with the terms of the Offer Document.
Our liability under this guarantee is limited to the Principal Guarantee Amount (as defined below) plus statutory default interests (currently 12.25% interest per annum) for late payment for a period of up to four weeks (unless the duration of the Offer is extended as provided for below) (the “Guarantee Period”), calculated from the due date of the settlement of the Offer. To the extent that any decision to change the Norwegian default interest is adopted within the Guarantee Period, such changed default interest is comprised by this guarantee.
As used herein, the term “Principal Guarantee Amount” means:
NOK 1,590,980,416 which is equal to the maximum amount payable by the Offeror pursuant to the offer price of NOK 32 per share of DeepOcean ASA multiplied with all 49,718,138 shares of DeepOcean ASA not already owned by the Offeror.
Claims under this guarantee may be made only after the date of due payment in accordance with the terms of the Offer and must be received by us before 16.30 hours New York time (22.30 hours Oslo time) on 11 August 2008, after which time this guarantee lapses, and shall be made to Nordea Bank Norge ASA Cayman Islands Branch. If the acceptance period for the Offer is extended, the duration of this guarantee is extended accordingly. In such case, the guarantee will lapse 16.30 hours New York time (22.30 hours Oslo time) four weeks following the extended settlement date for the Offering.
Claims under this guarantee shall be made in writing to:

Address:	437 Madison Avenue, 21st Floor, New York, NY 10022

Telefax:	+1 212 421 4420
Claims under this guarantee shall be accompanied by:
(i)	evidence that the claimant is the owner of the shares relating to the acceptance;

(ii)	a statement by the claimant that no payment has been received for the shares relating to the acceptance; and

(iii)	a copy of the duly completed acceptance form.
Settlement will be made against transfer of the shares in question.
Pursuant to section 6-3 (2) cf. section 6.10 of the Regulations of 29 June 2007 regarding inter alia the requirements for guarantees in respect of mandatory offers, the Principal Guarantee Amount may be reduced after expiry of the acceptance period of the Offer, provided that Oslo Børs permits it.
This guarantee shall be governed by and construed in accordance with Norwegian law.
Nordea Bank Norge ASA Cayman Islands Branch

APPENDIX 3 — ACCEPTANCE FORM
ACCEPTANCE FORM – MANDATORY OFFER
To be used for acceptance of the mandatory offer made by Trico Shipping to purchase all outstanding shares in DeepOcean on the terms set forth in the Offer Document. Words with capital letters in this Acceptance Form are defined and shall have the same meaning as set out in the Offer Document.
Carnegie ASA
Stranden 1, Aker Brygge
P.O Box 684 Sentrum
NO - 0106 Oslo
Norway
Telephone: +47 22 00 93 00
Fax: +47 22 00 99 60
www.carnegie.no
The shareholder register in DeepOcean as of the date of the Offer Document shows :

VPS account:	No. of shares:	Rights holder registered:

ACCEPTANCE DEADLINE:
Acceptance must be received by Carnegie by 16:30 Norwegian time, 30 June 2008. Shareholders with DeepOcean Shares registered on more than one DeepOcean VPS-account will receive one Acceptance Form for each VPS account. All Acceptance Forms received must be properly completed and duly executed and returned within the acceptance deadline. The Offer Price is NOK 32 per DeepOcean Share, to be reduced on a krone for krone basis by any declared or paid out dividend by DeepOcean as you will be entitled to or has received as a DeepOcean Shareholder after the date of the Offer Document, as further described in the Offer Document.
Payment (for investors who does not have a Norwegian bank account connected to their VPS account): In order to be able to transfer the settlement amount to your bank account, please state your IBAN-number and the SWIFT/BIC-code to your bank.

Fill in here:	and

IBAN-number		SWIFT/BIC-code
To the Offeror and Receiving Agent
1.	The undersigned confirms that I/we have received the Offer Document and, unless I/we indicate otherwise under item 2 below, I/we accept the Offer to purchase all my/our Shares in DeepOcean registered on mine/our VPS account, in accordance with the terms set forth in the Offer Document. Unless otherwise stated under item 2 below, this acceptance also comprises any DeepOcean Shares which in addition to the number of Shares mentioned above have been purchased or will be purchased and that will be registered on the above mentioned VPS account until the shares are debited my/our VPS-account and transferred to an escrow account in the name of Carnegie.

2.	Irrespective of item 1, I/we only accept the Offer for of mine/our DeepOcean Shares. (Only to be filled in if one wishes to accept the Offer for a number of DeepOcean Shares which is less than the number of DeepOcean Shares registered on one’s VPS account.)

3.	I/we accept that from the date hereof I/we are not allowed to sell or otherwise dispose of, pledge or move to another VPS account the DeepOcean Shares comprised by the acceptance.

4.	I/we hereby irrevocably authorize Carnegie to block my/our DeepOcean Shares covered by this Acceptance Form in favor of Carnegie on behalf of the Offeror. Furthermore, I/we hereby irrevocably authorize Carnegie to transfer my/our DeepOcean Shares covered by this Acceptance Form to the Offeror on the Settlement Date against payment of the consideration as described in the Offer Document.

5.	I/we accept that consideration in the form of cash will be made by crediting the bank account which is registered on my/our VPS-account for dividend payments, or if such bank account has not been registered, that settlement will be sent to me/us by bank transfer. Shareholders with foreign residency with no bank account connected to their VPS account must provide details of their bank account to enable transfer of the consideration. Settlement will be made as soon as possible and no later than 14 days after the expiry of the Offer Period.

6.	My/our DeepOcean Shares are transferred free of charges or other third party rights of any kind. I/we acknowledge that this acceptance may only be regarded to be valid if any such rights holder has given written consent on this Acceptance Form that the Shares may be sold and transferred to the Offeror (marked with a YES under “Rights holder registered” on the right hand above).

7.	This Offer will not be made to, nor will tenders be accepted from or on behalf of, DeepOcean Shareholders in any jurisdiction in which the making of the Offer or acceptance thereof would be contrary to the laws of such jurisdiction. I/we confirm that my/our acceptance of the Offer is not restricted according to the laws of the jurisdiction applicable to me/us.

8.	The Offer, the Offer Document and this Acceptance Form are subject to, and shall be construed in accordance with, Norwegian law. Any dispute arising out of or in connection therewith shall be subject to the exclusive jurisdiction of the Norwegian courts with Oslo as the agreed venue.
The undersigned confirms that this Acceptance Form is signed in the undersigned’s ability as shareholder or on behalf of the shareholder and in accordance with the necessary power of attorney and that such signature is binding on the shareholder.

Place	Signature*)

*)	If signed pursuant to an authorization, the authorization or the company registration certificate should be attached.
Rights holder:
If there is a registered rights holder on the VPS-account, this will be marked with a YES in the right-hand box on the Acceptance Form. As rights holder, the undersigned consents to the transaction being carried out:

Place	Signature*)

*)	If signed pursuant to an authorization, the authorization or the company registration certificate should be attached

Trico Shipping AS
P.O Box 85
6099 Fosnavåg
Carnegie ASA
Stranden 1, Aker Brygge
P.O Box 684 Sentrum
NO - 0106 Oslo
Norway
Telephone: +47 22 00 93 00
Fax: +47 22 00 99 60
www.carnegie.no
www.signatur.no